UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 17, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL CALLS ON WALTER ENERGY TO DISCLOSE MINE-LEVEL SG&A IN RELATION TO PEERS

Requests that Company Provide Analysis Detailing SG&A
Per Ton of Production Compared to Peer Group Average

Believes Company’s Corporate-Level Disclosure is
Misleading and Embellishes Overall SG&A Reductions

New York, April 17, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today called on Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) to provide per ton of production (“mine-level”) SG&A analysis compared to the average of its peer group since the completion of the Western Coal acquisition in April 2011, or for the fourth quarter of 2012.  Audley Capital believes that stockholders deserve the transparency of mine-level analysis, which is arguably one of the most important metrics in met coal production.

For the purposes of analysis, Audley Capital uses a comparable group for Walter Energy that includes Alpha Natural Resources, Arch Coal and Peabody Energy.  Audley Capital notes that all of the peer companies report mine-level SG&A while Walter Energy chooses to allocate overhead costs from individual mines to corporate-level SG&A, an opaque reporting threshold.

Stockholders Are Entitled to an Explanation…and Accountability

		Alpha Natural
Q4 2012	Walter Energy	Resources	Arch Coal	Peabody
(US$m)

SG&A / Sales	6.0%	3.2%	3.6%	3.3%
SG&A / Total costs & expenses	5.0%	3.1%	2.8%	3.7%
SG&A/ Ton(1)	$9.00	$1.90	$0.97	$1.05

(1) Tons of coal sold

In its report dated April 12, 2013, Institutional Shareholder Services (“ISS”) makes reference to the Company’s poor cost management, stating*:

“The dissident believes that the board has done a poor job of managing its costs. This is particularly evident in its administrative expenses, which in total are high relative to peers but extremely high on a per-ton basis, which the dissident believes is a more appropriate metric. The difference is striking: a $9.00 cost per ton at Walter compares to a $1.31 average cost. The dissident notes that Peabody operates in two hemisphere (the US and Australia), so Walter’s international operations in Canada and the UK cannot be the main reason for this disparity.”

Julian Treger, Managing Partner of Audley Capital Advisors, said, “We do not believe the Company’s argument that its SG&A expense levels are higher than peers given the accounting treatment of mine-level SG&A and spending on commercial activities based on the broad geographic base of its customers.  We believe that this is another attempt by the Board to skew realities and disguise underperformance.  We believe that by only examining SG&A costs on a corporate level and omitting SG&A detail at the mine-level, Walter Energy is likely overstating overall SG&A reduction.  We call on the Board to immediately disclose a more comparable mine-level analysis detailing SG&A expenses per ton of production against its peer group average.  We believe that this breakdown should reveal a very different outcome for the Company’s SG&A reduction.”

Mr. Treger continued, “This disclosure is critical as our analysis discovered a more than 400% difference in per ton spending on administrative overhead versus the Company’s disclosures.  When studied by our director nominees, we, as a collective group, believe that when costs are as significantly out of line as they are at Walter Energy, it is not a function of accounting practices or sales efforts but an entrenched culture of undisciplined spending and lack of accountability.”

Mr. Treger concluded, “Stockholders have been presented with an opportunity to elect responsible, sophisticated new Board members that should contribute not only to the superior oversight of the Company’s operations and its balance sheet but also institute more stockholder-friendly corporate practices, including a higher level of transparent disclosures. We call on all stockholders to support positive change at Walter Energy and vote the gold proxy today.”

Audley Capital urges stockholders to vote FOR its five director nominees by immediately completing and returning the GOLD proxy card or by submitting proxies by telephone or through the Internet.  Investors that have any questions or need assistance voting their shares should call Audley Capital’s proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080

* Permission to quote from the ISS report was neither sought nor obtained.